Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)1

(Form Type)

Intel Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities

Fees to Be Paid	Debt	4.875% Senior Notes due 2026	Rule 457(o)	$1,500,000,000	100.000%	$1,500,000,000	0.0001102	$165,300
	Debt	4.875% Senior Notes due 2028	Rule 457(o)	$1,750,000,000	99.917%	$1,748,547,500	0.0001102	$192,690
	Debt	5.125% Senior Notes due 2030	Rule 457(o)	$1,250,000,000	99.971%	$1,249,637,500	0.0001102	$137,711
	Debt	5.200% Senior Notes due 2033	Rule 457(o)	$2,250,000,000	99.715%	$2,243,587,500	0.0001102	$247,244
	Debt	5.625% Senior Notes due 2043	Rule 457(o)	$1,000,000,000	99.940%	$999,400,000	0.0001102	$110,134
	Debt	5.700% Senior Notes due 2053	Rule 457(o)	$2,000,000,000	99.957%	$1,999,140,000	0.0001102	$220,306
	Debt	5.900% Senior Notes due 2063	Rule 457(o)	$1,250,000,000	99.954%	$1,249,425,000	0.0001102	$137,687
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					$10,989,737,500		$1,211,072
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$1,211,072

[1]	Final Prospectus Supplement